Exhibit 10.25
XenoPort, Inc.
Term Sheet for Director Cash Compensation
     Effective immediately upon approval, the Board of Directors (the “Board”) of XenoPort, Inc., a Delaware corporation (the “Company”), approved a policy regarding cash compensation for its non-employee directors. The policy provides that:
•	each non-employee director will receive $20,000 per year for service as a board member;

•	the lead independent director of the Board will receive an additional $10,000 per year for service as lead independent director of the Board;

•	each non-employee director will receive an additional $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference);

•	the chairman of the audit committee will receive an additional $10,000 per year for service as chairman of the audit committee;

•	each member of the audit committee will receive $2,000 per committee meeting attended in person (or by video or telephone conference);

•	the chairmen of each of the compensation committee and nominating and corporate governance committee will each receive an additional $5,000 per year for service as chairmen of the compensation and nominating and corporate governance committees; and

•	each member of the compensation and nominating and corporate governance committees will receive $500 per committee meeting attended in person (or by video or telephone conference).
     All of the Company’s directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings and for the reasonable expenses incurred by directors to attend programs designed to provide continuing education regarding the appropriate role of directors in a public company.